UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                           Klamath First Bancorp, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    49842P103
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                February 13, 1998
                     (Date of Event which Requires Filing of
                                 this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].


                                                              PAGE 1 OF 10 PAGES

                                  SCHEDULE 13D


CUSIP NO. 49842P103                                           PAGE 2 OF 10 PAGES
          ---------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J.J. Cramer & Co.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                            7         SOLE VOTING POWER
           NUMBER OF                  800,000

            SHARES

       BENEFICIALLY OWNED   8         SHARED VOTING POWER
                                      0
       BY EACH REPORTING

            PERSON          9         SOLE DISPOSITIVE POWER
                                      800,000

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      0


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          800,000


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.7%

14        TYPE OF REPORTING PERSON

          CO

                                  SCHEDULE 13D


CUSIP NO. 49842P103                                           PAGE 3 OF 10 PAGES
          ---------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James J. Cramer

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  0

            SHARES

       BENEFICIALLY OWNED   8         SHARED VOTING POWER
                                      800,000
       BY EACH REPORTING

            PERSON          9         SOLE DISPOSITIVE POWER
                                      0

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      800,000


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          800,000


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.7%

14        TYPE OF REPORTING PERSON

          IN

                                  SCHEDULE 13D


CUSIP NO. 49842P103                                           PAGE 4 OF 10 PAGES
          ---------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Karen L. Cramer

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  0

            SHARES

       BENEFICIALLY OWNED   8         SHARED VOTING POWER
                                      800,000
       BY EACH REPORTING

            PERSON          9         SOLE DISPOSITIVE POWER
                                      0

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      800,000


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          800,000


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.7%

14        TYPE OF REPORTING PERSON

          IN

                                  SCHEDULE 13D


CUSIP NO. 49842P103                                           PAGE 5 OF 10 PAGES
          ---------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Partners, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          PF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  800,000

            SHARES

       BENEFICIALLY OWNED   8         SHARED VOTING POWER
                                      0
       BY EACH REPORTING

            PERSON          9         SOLE DISPOSITIVE POWER
                                      800,000

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      0


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          800,000


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.7%

14        TYPE OF REPORTING PERSON

          PN

                                  SCHEDULE 13D


CUSIP NO. 49842P103                                           PAGE 6 OF 10 PAGES
          ---------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Capital Corporation

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  800,000

            SHARES

       BENEFICIALLY OWNED   8         SHARED VOTING POWER
                                      0
       BY EACH REPORTING

            PERSON          9         SOLE DISPOSITIVE POWER
                                      800,000

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      0


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          800,000


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.7%

14        TYPE OF REPORTING PERSON

          CO

ITEM 1.  SECURITY AND ISSUER.

         The undersigned hereby amends the statement on Schedule 13D, dated February 11, 1998, relating to the Common Stock (the "Common Stock"), par value $.01 per share of Klamath First Bancorp, Inc., an Oregon corporation (the "Company"), whose principal executive office is located at 540 Main Street, Klamath Falls, Oregon 97601. The 800,000 shares of Common Stock to which this statement relates are referred to herein as the "Shares." Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the statement.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 of the statement is hereby amended and restated to read in its entirety as follows:
         The Shares were purchased with the personal funds of the Partnership in the amount of $17,531,177.20.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Items 5(a) and 5(c) of the statement are hereby amended and restated to read in their entirety as follows:
(a) This statement on Schedule 13D relates to the Shares beneficially owned by the Reporting Persons, which constitute approximately 7.7% of the issued and outstanding shares of the Company.

                                                              PAGE 7 OF 10 PAGES

CUSIP NO. 49842P103
          ---------

(c) Since the last filing, the Reporting Persons purchased or otherwise acquired Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. Except where as noted, all of such purchases were made on the open market.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit B     Transactions in Common Stock


                                                              PAGE 8 OF 10 PAGES

CUSIP NO. 49842P103
          ---------


                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 19, 1998


                                            J.J. CRAMER & CO.

                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President


                                            /s/ James J. Cramer
                                            ------------------------------------
                                            James J. Cramer


                                            /s/ Karen L. Cramer
                                            ------------------------------------
                                            Karen L. Cramer



                                            CRAMER PARTNERS, L.P.

                                            By: CRAMER CAPITAL CORPORATION
                                                its general partner


                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President



                                            CRAMER CAPITAL CORPORATION

                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President



                                                              PAGE 9 OF 10 PAGES